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                                                                     Exhibit 3.3
                              AMENDMENT 1998-1 TO
                        THE AMENDED AND RESTATED BYLAWS
                                OF CDNOW, INC.

The Amended and Restated Bylaws ("Bylaws") of CDnow, Inc., a Pennsylvania corporation (the "Company"), have been amended in the manner hereinafter set forth:

1. Section 4.03 of the Company's Bylaws has been amended and restated in its entirety to read as follows:

   "Section 4.03. Special Meetings. Special meetings of the shareholders may be
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called at any time by the President or a majority of the board of directors. At any time, upon the written request of any person or persons who have duly called a special meeting, which written request shall state the purpose or purposes of the meeting, it shall be the duty of the secretary to fix the date of the meeting which shall be held at such date and time as the secretary may fix, not less than 60 days after the receipt of the request, and to give due notice thereof."

2. Subsection 5.03(a) of the Company's Bylaws has been amended and restated in its entirety to read as follows:

   "(a) Number and Term. The number of directors shall consist of such number of
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members as determined by the Articles. The directors shall be divided into three classes, each of which shall serve for a three year term. Notwithstanding the foregoing, Class I directors shall hold office initially for a term expiring at the 1998 annual meeting of shareholders, Class II directors shall hold office initially for a term expiring at the 1999 annual meeting of shareholders and Class III directors shall hold office initially for a term expiring at the 2000 annual meeting of shareholders. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified, unless sooner removed as provided in Section 5.05. Each class of directors shall be as nearly equal in number a possible; provided that Class I shall initially consist of two directors, Class II shall initially consist of one director and Class III shall consist of two directors."